Exhibit 99.1

Apollo Investment Corporation Announces the Closing of its Amended Credit Facility

New York, NY – December 21, 2009 – Apollo Investment Corporation (the “Company”) (NASDAQ: AINV) has closed on its amendment to its existing senior secured, multi-currency, revolving credit facility (the “Facility”). The definitive agreements relating to the Facility have now been executed and delivered by the Administrative Agent and the Lenders party thereto. The amended Facility extends the maturity date of approximately $1.2 billion of commitments from certain existing lenders to April 12, 2013 and will also allow the Company to seek additional commitments from new and existing lenders in the future, up to an aggregate amount of $2.0 billion. Non-extending lender commitments total approximately $380.0 million and mature on April 13, 2011. Pricing with respect to outstanding borrowings under the non-extended commitments remains at Libor + 100 basis points whereas outstanding borrowings under the extended commitments are priced at Libor + 300 basis points. The Facility will be used to complement the Company’s equity capital to make additional portfolio investments and for general corporate purposes.

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact:

Richard L. Peteka

Apollo Investment Corporation

(212) 515-3488